Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 333-84638, No. 333-185641, and No. 333-233961) on Form S-8 of Lam Research Corporation of our report dated June 25, 2026 relating to the financial statements and supplemental information of the Savings Plus Plan, Lam Research 401(k) (the "Plan") appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

San Jose, California
June 25, 2026